EXHIBIT 10.4

M E M O R A N D U M

TO:	Steven Champney
EVP – Chief Financial Officer

FROM:	Jude Melville
EVP – Chief Strategy Officer

DATE:	March 5, 2010

RE:	Executive Employment Agreement Amendment

This memorandum serves as an amendment to your existing “Executive Employment Agreement” dated September 1, 2008. This amendment is effective immediately upon execution between BUSINESS FIRST BANK and Steven Champney.

Steven Champney agrees to amend the “Executive Employment Agreement - 3. Position and Duties” and begin reporting directly to Jude Melville instead of the CEO and the Board of Directors of the Bank. This amendment is intended to streamline organizational reporting and efficiencies and is in no way a reduction of authority or change in duties of any kind.

In consideration of this amendment, the Bank agrees to maintain all compensation of any kind at or above those levels of all other senior executive officers with the exception of the CEO and/or a single designee of Business First Bank.

Compensation components include, but are not limited to:

Base Salary	$239,200.17
Bonus	To be determined annually
Stock Options and other Bank ownership	Future grants only
Car allowance	$894
Benefits	(standard executive benefits to include country club membership and dues)
Severance Provision	Equal to other senior executives

BUSINESS FIRST BANK

By:	/s/ Jude Melville	Date:	3-5-10
Jude Melville – Executive Vice President

	/s/ Steven Champney	Date:	3-5-10
Steven Champney – CFO and Executive Vice President